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                                                                    EXHIBIT 99.1



                      RACI Holding, Inc. and Subsidiaries
            Reconciliation of Income from Operations to EBITDA (A)
                             (Dollars in Millions)

                                                             -------------------------------------------------------------------
                                                                                            Unaudited
                                                             -------------------------------------------------------------------
                                                                   Quarter Ended June 30,          Year-To-Date Ended June 30,
                                                             --------------------------------    -------------------------------
                                                                  2001              2000               2001             2000
                                                             --------------  ----------------    --------------  ---------------
Net Income from Operations                                    $        1.5    $          1.0      $        5.1    $         6.8

      Interest Expense                                                 4.2               4.4               8.3              7.3
      Provision for Income Taxes                                       1.0               0.7               3.2              4.7
      Depreciation and Amortization (B)                                4.3               4.0               8.6              8.0
      Other Noncash Charges (C)                                        0.2               0.3               0.5              0.4
      Nonrecurring and Restructuring Expense (D)                       0.2                 -               0.2                -
      Special Payment                                                    -               6.1                 -              6.1
                                                             --------------  ----------------    --------------  ---------------
      Total                                                            9.9              15.5              20.8             26.5
                                                             --------------  ----------------    --------------  ---------------
      EBITDA (A)                                              $       11.4    $         16.5      $       25.9    $        33.3
                                                             ==============  ================    ==============  ===============

Notes:

(A) EBITDA as presented may not be comparable to similar measures reported by other companies. Generally, EBITDA is defined to consist of net income
      (loss), adjusted to exclude cash interest expense, income tax expense, depreciation, amortization, noncash expenses and charges, gain or loss on sale or write-off of assets and extraordinary, unusual or nonrecurring gains, losses, charges or credits, and amounts paid as permitted dividends that are treated as compensation expense ("special payment"). EBITDA is presented to facilitate a more complete analysis of the Company's financial performance, by adding back non-cash and non-recurring items to operating income, as an indicator of the Company's ability to generate cash to service debt and other fixed obligations. Investors should not rely on EBITDA as an alternative to operating income or cash flows, as determined in accordance with generally accepted accounting principles, as an indicator of the Company's operating performance, liquidity or ability to meet cash needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further discussion of the Company's operating income and cash flows.

(B) Excludes amortization of deferred financing costs of $0.5 and $0.9 for the quarter and year-to-date period ended June 30, 2001, respectively . Excludes amortization of deferred financing costs of $0.4 for the quarter ended June 30, 2000 and $0.8 of deferred financing costs and $0.3 loss of early extinguishment of debt for the year-to-date period ended June 30, 2000, respectively, which is included in interest expense.

(C) Noncash charges consist of $0.1 and $0.1 retiree benefit accruals for the quarter ended June 30, 2001 and June 30, 2000, respectively. Noncash charges consist of $0.4 and $0.2 retiree benefit accruals and $0.1 and $0.2 loss on disposal of assets for the six months ended June 30, 2001 and June 30, 2000, respectively.

(D) Nonrecurring and restructuring expenses excluded in calculating EBITDA consist of $0.2 nonrecurring professional fees for the year-to-date period June 30, 2001.